Exhibit 99.1

Jim Eckstaedt Named Chief Financial Officer of SM&A

NEWPORT BEACH, CA, January 23, 2008  — SM&A (NASDAQ: WINS), the world’s leading provider of business strategy and proposal development services that ensure clients’ ability to win competitive procurements, and a leading provider of program management services, announced today that James R. Eckstaedt, 53, has been named Executive Vice President, Finance and Chief Financial Officer.  He replaces Steve Handy who left in November 2007 to lead a family business.  In his role as CFO of SM&A, Mr. Eckstaedt will have responsibility for the finance, treasury, accounting, investor relations, legal and corporate governance functions of the Company.

Mr. Eckstaedt was most recently the Executive Vice President and Chief Financial Officer of Sage Software, Inc. from 1997 to 2007.  During his tenure, he was instrumental in growing Sage Software North America from less than $100 million in revenue to over $1 billion.

“Jim brings over 30 years experience in senior financial positions at leading technology companies that provided hardware, software and service solutions, including 12 years as a CFO,” said Cathy McCarthy, President and Chief Executive Officer of SM&A. “He has a solid understanding of the professional services business.  He understands intimately the issues of growing a company of SM&A’s size and has a strong track record of successfully driving and managing rapid growth both organically and through acquisitions.  In addition, I look forward to working with Jim on improving efficiencies and as a result, the operating profit margins of SM&A.”

“I am impressed with SM&A’s growth during the past year, as well as the Company’s success at diversifying its customer base and service offerings,” said Jim Eckstaedt.  “I believe SM&A is well positioned for growth and I look forward to working with Cathy and the SM&A team to build shareholder value.”

Prior to Sage Software, Mr. Eckstaedt was the Chief Financial Officer of the Cerplex Group, Inc., a provider of outsourcing services for the computer industry.  Before that, he held various finance positions at Western Digital Corporation.  Mr. Eckstaedt started his career as a staff auditor of Price Waterhouse and Co.  He is a graduate of Valparaiso University with a B.S. in Business Administration, Accounting.  He is a member of the California Society of CPAs.

About SM&A

SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.

Safe Harbor Statement

Some statements made in this news release refer to future actions, strategies, or future performance that involves a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s Competition Management and Performance Assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006. Actual results may differ materially from those expressed or implied. The company expressly does not undertake any duty to update forward-looking statements.

CONTACT:

EVC Group, Inc.
Investor Relations:	Media:
Douglas Sherk/Jenifer Kirtland/Matthew Selinger	Steve DiMattia
(415) 896-6820	(646) 201-5445
dsherk@evcgroup.com	sdimattia@evcgroup.com